UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 12, 2020

ZOOM TELEPHONICS, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-53722	04-2621506
(Commission File Number)	(I.R.S. Employer Identification No.)

101 Arch Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 423-1072
(Registrant’s Telephone Number, Including Area Code)

225 Franklin Street, Boston, MA
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01   Entry into a Material Definitive Agreement.

On November 12, 2020, Zoom Telephonics, Inc. (the “Company”), announced that they had entered into a merger agreement pursuant to which the Company and Minim Inc. (“Minim”) would merge and combine their businesses. Minim offers a cloud WiFi management platform that enables and secures a better-connected home by providing AI-driven WiFi management and IoT security platform for homes, SMBs, and broadband service providers. The Company’s Executive Chairman and, principally through investment vehicles, controlling stockholder, is Chairman and a controlling stockholder of Minim. The Company has licensed Minim software products and, upon completion of the merger, the Company expects to integrate not only the Minim software with the Company’s hardware products but also to combine Minim’s business-to-business sales channels with the Company’s retail channels.

Under the terms of the Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Elm Acquisition Sub, Inc., the Company’s wholly-owned subsidiary (“Merger Sub”), Minim and the Representative (as defined therein), Merger Sub would merge with and into Minim, with Minim being the surviving entity and, following the closing of the merger transaction, Minim would become a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, the Company will exchange 0.80106 newly-issued shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) for each issued and outstanding share of Minim’s common stock and preferred stock. In addition, the Company will issue to each holder of Minim options and restricted stock, new Company options and restricted stock that are substantially equivalent and on the same terms as the respective holder’s options and restricted stock. Additionally, holders of certain outstanding convertible notes of Minim will be exchanged for shares of Common Stock in accordance with the terms of the Merger Agreement. The transaction implies a valuation to Minim of approximately $30 million before taking into account transaction expenses and the exchange of the Minim convertible notes.

Certain major stockholders of Minim have entered into support agreements pursuant to which they agree to take specified actions to support the transaction.

The completion of the merger transaction is subject to satisfaction or waiver of various closing conditions, including the receipt of all required approvals of the stockholders of all merger participants and any required third party consents.

A copy of the Merger Agreement is filed herewith as Exhibit 10.1. The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference.

Item 7.01   Regulation FD Disclosure.

On November 12, 2020, the Company issued a press release announcing the signing of the Merger Agreement. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 to this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise be subject to the liabilities of that section. The information in this Item 7.01 (including Exhibit 99.1) shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
10.1	Agreement and Plan of Merger, dated as of November 12, 2020, by and among Zoom Telephonics, Inc., Elm Acquisition Sub, Inc., Minim Inc. and the Representative.
99.1	Press release of Zoom Telephonics, Inc., dated November 12, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOOM TELEPHONICS, INC.

Dated: November 13, 2020	By:	/s/ Jacquelyn Barry Hamilton
Jacquelyn Barry Hamilton
Chief Financial Officer